UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

February 6, 2012

Date of Report (Date of earliest event reported)

AgFeed Industries, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33674	20-2597168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

744 Horizon Court, Suite 350 Grand Junction, Colorado		81506
(Address of principal executive offices)		(Zip Code)

(970) 245-9410 Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 6, 2012, AF Sellco, LLC (the “Lender”), the holder of the Amended and Restated Promissory Note dated November 12, 2010 (the “Note”) issued by AgFeed Industries, Inc. (the “Company”) to the Lender, delivered written notice (the “Notice”) to the Company claiming that an event of default under the Note had occurred and was continuing. Pursuant to the terms and conditions of a Pledge Agreement, dated as of September 13, 2010 (the “Pledge Agreement”), by and between the Lender and the Company, the Company pledged to the Lender all of the outstanding equity interests of M2 P2, LLC (“M2P2”) as collateral security for the Company’s obligations under the Note. The Notice alleges (i) that the Company materially breached its material covenants or agreements contained in the Membership Purchase Agreement, dated as of September 13, 2010 (the “Purchase Agreement”), by and between the Lender and the Company by reporting in its Current Reports on Form 8-K filed on January 31, 2012 and December 19, 2011 that certain financial statements of the Company should no longer be relied upon (collectively, the “Notices of Non-Reliance”) and (ii) that such breaches constitute events of default under the terms of the Note. The Company and the Lender have been, and continue to be, in discussions regarding these issues since this issue was first raised by the Lender on December 22, 2011.

It is the Company’s position that no event of default (as such term is defined in the Note) has occurred or is continuing under the Note, and accordingly the Lender does not have the right to deliver an acceleration notice and the Notice delivered by the Lender is of no force or effect. First, the basis for one of the Lender’s event of default is on an alleged breach of a representation by the Company relating to its financial statements contained in the Purchase Agreement. This does not constitute an event of default under the Note as a breach by the Company of its representations and warranties under the Purchase Agreement is not grounds for an event of default under the Note. The Note enumerates nine separate events that can give rise to an event of default; a misrepresentation by the Company under the Purchase Agreement, or, indeed, under any agreement whatsoever, is not one of the enumerated events that can trigger an event of default under the Note. Second, since the closing date for the acquisition of M2P2 by the Company, the Company believes it has used commercially reasonable efforts to comply in all respects with its reporting and filing obligations under the Securities Exchange Act of 1934, as amended.

As of February 10, 2012, the Company’s outstanding indebtedness under the Note included $9,621,434 of principal and approximately $86,699 of accrued and unpaid interest, or approximately $9,708,133 in the aggregate (the “Indebtedness”), which amounts would be immediately and automatically due and payable should an event of default be determined to have occurred. While the Lender is not, at this time, seeking payment of the Indebtedness, pursuant to the Pledge Agreement, the Lender is seeking to have any cash dividends paid on the outstanding equity interests of M2P2 be delivered to the Lender as additional security under the Pledge Agreement or applied toward the satisfaction of the obligations owed by the Company under the Note, as determined in the Lender’s discretion. The Lender is also seeking to have any distributions whatsoever made by, or caused to be made by, M2P2, including, but not limited to, future reimbursements by M2P2 for services provided, and liabilities incurred, by the Company, including for regular corporate overhead, tax liabilities and payments on the Note, be delivered to the Lender. Regardless of whether the Notice is valid, it is the Company’s position that any payments to the Company for services provided to M2P2 do not constitute cash dividends to the Company from M2P2. The Lender has notified the Company that it continues to reserve all of its rights and remedies afforded to it under the Note, the Purchase Agreement and the Pledge Agreement, at law and/or in equity.

Descriptions of the material terms of the Note, the Pledge Agreement and the Purchase Agreement (collectively, the “Agreements”) are set forth in Item 1.01 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 17, 2010 (the “2010 8-K”), and the Agreements were filed as exhibits to the 2010 8-K as described in Item 9.01 thereto.

The Agreements were included as exhibits to the 2010 8-K to provide information regarding its terms and were not intended to provide any other factual information about the Company. The Agreements contain representations and warranties that the parties thereto made to each other as of specific dates. The assertions embodied in the representations and warranties in each Agreement were made solely for purposes of such Agreement and the transactions and agreements contemplated thereby among the parties thereto and may be subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the terms thereof. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materially different from those generally applicable to stockholders or may have been used for the purposes of allocating risk among the parties to the Agreements rather than establishing matters as fact.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGFEED INDUSTRIES, INC.

Dated: February 10, 2012

	By:	/s/ K. Ivan F. Gothner
K. Ivan F. Gothner
Chairman of the Board and Interim Chief Executive Officer